Exhibit 99.1

Analyst Day Presentation April 27 th , 2022

Disclaimer

We are a team deeply experienced across the beauty, wellness, and consumer goods industries, building a world - class brand development platform to identify, conceptualize, launch, and profitably scale brands Michel Brousset Founder and CEO 25+ years experience The Waldencast executive team Hind Sebti Founder, COO and CGO 1 20+ years experience Felipe Dutra Founder and Executive Chairman 30+ years experience

Our ambition is to build a global best - in - class beauty and wellness multi - brand platform by creating, acquiring, accelerating, and scaling the next generation of high - growth, purpose - driven brands

Skincare $155bn 29% 7.0% Color cosmetics $66bn 12% 9.5% Haircare $83bn 16% 6.3% Bath and shower $48bn 9% 4.6% Fragrance $54bn 10% 8.3% % of BPC market¹ 2021 - 2023 CAGR¹ Massive addressable market with attractive category dynamics... Global market size¹ Global beauty and personal care market 1 Beauty is a proven and resilient, high - growth and highly profitable market …and proven resiliency through economic cycles Key drivers of industry growth: CONSISTENT MOMENTUM RAPID RECOVERY PROVEN RESILIENCE YOY Growth % x x x x

Disruptor brands are gaining market share and driving sector growth +63 bps 68% +177 bps Highly fragmented market with growth driven by independent brands New consumer trends and technology are driving an explosion of new independent brands Clear opportunity to aggregate emerging brands under a new platform to accelerate growth and scale (21) bps (57) bps (234) bps +71 bps

FORCES DRIVING INDUSTRY CHANGE Indie brands have been fueled by structural changes in consumer preferences and the beauty industry...

INDIE BRAND LIMITATIONS – – – – ...but have been limited in their ability to scale

Waldencast allows indie brands to rapidly and profitably scale Operational scale of a multi - brand platform Balanced portfolio to mitigate category fluctuations Expertise in managing global beauty brands at scale Asset light efficiency Market responsiveness and speed of entrepreneurial indie brands ®

WHAT WE BRING A re - imagined ecosystem underpinned by a powerful platform… BEAUTY RE - IMAGINED platform ecosystem

VALUE PROPOSITION TO BRANDS …with attributes that indie brands need to thrive platform ecosystem

Our starting point in building this vision are OBAGI and Milk 24% 30% The leading physician - dispensed skincare brand Leading clean make - up brand #1 80+ Net sales ($ in millions) Adj. EBITDA margin Net sales ($ in millions) NM 17% Adj. EBITDA margin #2 2.0m

FUTURE Optimized multi - brand portfolio spanning: TODAY This is only the beginning… x x x x x x CATEGORIES Skin Color Hair GEOGRAPHIES Global U.S. APAC CHANNELS Professional Specialty PRICE POINTS Prestige

A platform poised for long - term profitable growth

The leading physician - dispensed skincare brand with attractive growth potential and strong anchor capabilities in skin health, complemented by a robust financial and operational backbone 16

Jaime Castle President & CEO Laurence Dryer, PhD EVP, R&D Lisa Errecart EVP, Global operations Trish Mentas VP, Finance David B EVP, Global ell sales YEARS IN SPECIALTY 22+ 29+ 18+ 14+ 22+ YEARS IN OBAGI 8+ 9+ 18+ 14+ 9+ EXPERIENCE An experienced leadership team of skin health experts 17

Practice/ experience JoAn Monaco, Mark Craig, Nina Desai, Prem Tripathi, Ashish Bhatia MD, MS MD DO MD MD Board - certified plastic and Board - certified plastic Certified with American Fellowship - trained Fellowship - trained Specialty reconstructive surgery with surgeon and a member of the Academy of Aesthetic board - certified facial plastic board - certified dermatologist advanced fellowship training in aesthetic surgery American Board of Plastic Surgery Medicine and reconstructive surgeon and dermatologic surgeon Complemented by clinicians across the aesthetic spectrum and the fast - growing multi - specialty community 18

Our advisors rave about OBAGI’s powerful understanding of their channel needs 19

(Audio transcript of video to be played at investor day) Why do you trust and recommend Obagi products? [Prem Tripathi, MD: “The Obagi brand to me, is really about solidifying how science meets skincare.”] [Mark Craig, MD: “Obagi's scientific approach is really the reason that we have Obagi in our practice.”] [Ashish Bhatia, MD: “I recommend Obagi products to people because they actually work.”] [JoAn Monaco, MD, MS: “I feel that Obagi products differ from all the other skincare lines because Obagi is based in science.”] [Prem Tripathi, MD: “As doctors, we're very, very focused on evidence - based treatments, we want our patients to be happy, and there's just a lot of things on the market that don't deliver.”] [Mark Craig, MD: “Obagi products differ from just regular cosmetic products from the standpoint that they have that great name brand, they have the consistency of results. And the other thing is we're dealing with medical grade products, as opposed to just over the counter products that you really don't know what's been tried and tested.”] [JoAn Monaco, MD, MS: “The Obagi line has a remarkable team of scientists working on every product before it is even considered for launch… the fact that Obagi is based in science and tried true and tested, there couldn't be a better product line out there for my patients than the Obagi line.”] Why do you want to work with Obagi / why have you stayed with Obagi? [Nina Desai, DO: “We really depend on our companies to support us through our growth and through our clinical practice. So Obagi has been wonderful. I've been in practice for 12 years and have had Obagi in my clinic for that long. The reps, from the local reps down to the administrators, as far as the CEO, they're very responsive to the clinical practices and what we're needing from them, so I really appreciate that.”] [Prem Tripathi, MD: “We have our sales reps actually do trainings for all of our staff, especially when the staff is new, and that's really pivotal to get everybody on board and understanding the science behind the skincare products that we have. The other part of it is that, everyone gets to try products for themselves and then understand how it feels. And that for my staff is huge because they're not really going to really recommend a product unless they know how it looks and feels.”] [Mark Craig, MD: “not just with our estheticians, but in our practice, our entire staff is trained with Obagi and they've done that for us. They allow us to talk with patients. So each person in our practice can talk with a patient, explain to them about the products … So it's been an incredible partnership for 17 years for us.”] How have Obagi products changed your patients’ lives? [JoAn Monaco, MD, MS: “Having great skin leads to such self confidence. It's not just about what a surgeon like myself can do for a patient, but a person's skin, it's the first thing you see when they enter a room.”] [Nina Desai, DO: “And anytime you're looking good, you feel better from the inside and you just are more confident.”] [Ashish Bhatia, MD: “You know, cosmetics offer people an opportunity to take care of really the outfit they wear the most, right. Their skin. ”] [JoAn Monaco, MD, MS: “And after a week, two weeks, three weeks on Obagi, say for example, the Nu - Derm line, these patients are sending me photos of their skin that hasn't looked radiant in years. And so for me, that is an amazing reward about the Obagi line is that I haven't even touched these patient with the scalpel.”] [Nina Desai, DO: “I think our patients definitely see life changing results from the Obagi system in just a difference as with acne, with pigmentation... A lot of my patients have gone through multiple procedures, laser treatments, different things to get skin corrected and they'll come to me and they've never ironically never heard of Obagi and I'll put them on the system and they'll come back six weeks later and say, wow, I've spent all this money, and all it took was this skincare line.”] [Ashish Bhatia, MD: “Obagi products by themselves really deliver results … I'm really excited about Obagi's first device, this Skintrinsic, because it was really designed from the bottom up to be something that complimented the science and technology in their skincare, really taking it to the next level … So it cleanses the skin and then it delivers product and locks it in to the skin to really either take your regimen to the next level, or if you're just starting to, really boost your treatment and get it up and going … So this is really a true mark of a company that's innovative.”]

$84 $26 $24 $9 $5 Asia Pacific Western Europe Latin America Key markets 2021 skincare market size ($bn) CAGR 2021 - 2025 5% 8% 8% 9% North America 2 6% 7% 1 Euromonitor International; Beauty & Personal Care, 2022ed, retail value sales, current prices, 2021 fixed ex rates; 2 Including the United States and Canada; 3 “How to Target Premium Beauty Buyers,” report by Euromonitor; 4 OBAGI 2021 financial results excluding China revenues. OBAGI is a leader in the fastest growing segment of skincare 20 Global skincare market by 2025 $204bn 1 Global skincare 2021 $155bn 1 Premium skincare 2021 $63bn 1 2021 revenue $179m 4 Eastern Europe Middle East and Africa $6 Category dynamics High - growth segment with strong momentum in post - lockdown era Growth of physician - dispensed skincare bolstered by rise of “skin - tellectual” consumers increasingly focused on product potency and efficacy ~2.0x percentage growth for dermo - cosmetics skincare versus premium from 2019 - 2021 1 47% premium buyers versus 20% non - premium buyers use ~8 - 14 skincare products weekly 3

Category leadership anchored in #1 perceived best performing brand among ($ in millions) 30+ years of clinical experience $130 U.S. providers Largest U.S. professional skincare products companies¹ By estimated sales (2019) Independent brands in professional skincare by ranking Best performance brands among U.S. providers’ perception and satisfaction Best performance brands with regard to product portfolio and innovation Best performance brands with regard to marketing #1 #1 #1 #1 #5 21 1 Independent industry sources. #5 #5 #2 #2 #4 #4 #4 #2 #3 #3 #3 #3 #2 #4

OBAGI Nu - Derm ® systems A versatile and diversified portfolio of skincare collections to address a range of skin concerns = Number of studies conducted 10 Hyperpigmentation Brightening / Antioxidant 1 5 Elasticity / fine lines 3 Acne 1 Prejuvenation Pro - C collection ELASTIderm ® collection CLENZIderm ® collection OBAGI 360 collection OBAGI - C ® Rx systems 2 Hyperpigmentation 1 Facial peel 1 Lash improvement 3 Hydration 9 Other Blue Brilliance ® triple acid peel OBAGI Nu - Cil TM eyelash enhancing serum Hydration products Sun protection and other categories 22

Differentiated competitive advantage through a highly credentialed and sticky business model Credentialed recommendation Science - led rigorous testing driving transformative results 1 Full range of skin solutions Highly specialized organization Baseline 24 weeks 23 1 Photos have not been retouched. Results may vary. For Important Safety Information, please see slide 53.

Product performance Backed by world - class R&D program Builds credibility of physician / professional Drive more patients / customers to the practice Increase frequency of visit / repeat rate Meaningful revenue stream OBAGI has embedded brand trust and credibility as it is primarily dispensed through the physician / professional channels 24 All professionals End - to - end partner In practice and online Physicians + skincare professionals Dermatologists Plastic surgeons Multi - specialty Aestheticians Physician assistants

Physician tenure 1,2 Leading position across all key physician satisfaction criteria leading to long - lasting relationship 7% 6% 9% 9% 69% Less than 6 months 6 months - less than 1 year 3 years or longer 1 year - less than 2 years 2 years - less than 3 years 9.0 Order - to - delivery & customer service Overall Price and value - added services Training & education All brands 25 1 Industry source: 2020; 2 Length of relationship refers to the period of time between a customer’s first order date and November 10, 2021, and is limited to customers who have placed an order in the previous 12 months. Product Marketing portfolio & innovation 8.6 8.7 8.6 8.9 8.4 Performance rating by physicians¹ 9.3 8.8 9.0 8.5 9.1 8.7

Leading position across all key physician satisfaction criteria leading to long - lasting relationship (cont’d) Dr. Prem Tripathi, MD 26

(Audio transcript of video to be played at investor day) [Prem Tripathi, MD: “I'm a facial plastic surgeon, and without a doubt, other than sunscreen, these are the only skin care ingredients that do anything. Believe it or not, this is not a plug or an ad for this brand. But there's a reason why the best studied skin care system on the planet with over 30 years of data, uses these key ingredients. First it's Hydroquinone and vitamin C. And if you're going to fight me on this one add a research paper to your comment. But either way, it is by far the best skin brightening agent. You could try other things like kojic acid, licorice and lots of other things, but this is by far the best one. Of course, the next one is tretinoin. I've talked about this one a lot, and your insurance will cover it sometimes. And don't get mad at me if you can't use this one, it is kind of irritating, but you could futz around with all the different retinols on the market, or you can go straight to tretinoin, which has the most data for it. The last ingredients are the ones that exfoliate your skin and get the products in better, think lactic acid, which is also part of this system. Yes, I have a ton of stuff, but it doesn't change the truth.”]

OBAGI Nu - Derm ® System – normal to dry Baseline Note: Photos have not been retouched. Results may vary. For Important Safety Information, please see slide 53. 24 weeks 27

ELASTIderm ® Eye Cream Baseline 9 weeks 28 Note: Photos have not been retouched. Results may vary.

CLENZIderm ® System Baseline 9 weeks 29 Note: Photos have not been retouched. Results may vary.

OBAGI Nu - Cil TM Baseline 9 weeks 30 Note: Photos have not been retouched. Results may vary.

We start with physician - led insights driven by our penetration and long - term partnerships with physicians across a broad spectrum of specialties 31 1 As of December 2021. 6,000+ MEDICAL PROVIDERS WITH EXTENSIVE QUARTERLY CONNECTS 1 Significant penetration of medical providers in the US Steering committee of top physicians Bespoke physician needs Patient trends Conduct pre / post marketing trials and surveys Product innovation (e.g., OBAGI Nu - Cil TM ) Co – authored white papers with lead physicians Customized education programs based on practice needs Initial pilot concept with physicians in practice As the market continues to evolve with multi - specialty OBAGI caters to the need of each of the call points OBAGI has brand loyalty among physicians, so this creates advocacy among their peers

Benefit innovation Performance strength Performance speed Indication Sagging, radiance We formulate leading products through three vectors of innovation 32 Characterization innovation Disease state Skin conditions Population Urbanites, country of origin Claims Magnitude, incidence, speed, QoL Instrument Cutometry, optical coherence tomography, hydration mapping, ballistometry Ingredient innovation Mechanism of action Elastin maturation, collagen coiling Technical concept Inflammaging, urbanization Ingredient Product form Powder - to - liquid, anhydrous chassis

Supported by an extensive product testing process Integrity Safety Efficacy Stability (accelerated, long term, Asia, F/T) Microbiological protection (preserving testing, micro testing) Allergy testing Others (comedo, phototox, imitation) Clinicals Bioinstru - mentation Biological assays (gene arrays, in vitro testing, tissue models) Quality of life Biopsies Retail brands Dermatologist recommended retail brands Medical grade brands 33

We have a broad and comprehensive set of 80+ patents creating a strategic moat and high barriers to entry Material OBAGI patent families Expiration Anti - aging treatment using Copper and Zinc compositions June 2026 Chemical compositions and methods of making them Jan 2026 – Feb 2027 Methods for lightening skin using Arbutin compositions Nov 2028 Skin lightening compositions comprising Arbutin Nov 2028 Skin treatment compositions Nov 2028 – Aug 2030 Stable organic peroxide compositions Mar – June 2026 50% of our portfolio is protected by our patents 1 1 Based on net revenue as of 12/31/2021. 34

SKIN TYPE I SKIN TYLE VI SKIN TYPE V SKIN TYPE IV SKIN TYPE III SKIN TYPE II Fitzpatrick skin spectrum We are the first medical skincare brand to design clinical research protocols across all 6 skin types via our SKINCLUSION ® initiative 35

We are the first medical skincare brand to publish clinical research protocols across all 6 skin types via our SKINCLUSION ® initiative 36 Dr. Jeanine Downie MD, board certified cosmetic dermatologist and author of ‘Beautiful Skin of Color’ Source: “Treating Melasma With a 4% Hydroquinone Skin Care System Plus Tretinoin Cream: Results From 3 Studies in A Variety Patient Types”; Authors: Michael Gold, MD; Suzanne Bruce, MD; Pearl Grimes, MD; Barry DiBernardo, MD; JoAnne Watson, DPM; Marta Rendon, MD, FAAD & Chere Lucas - Anthony, MD, FAAD; Number of subjects who completed the study: 61.

(Audio transcript of video to be played at investor day) [Jeanine Downie, MD: “Obagi, where they're focusing on research and diversity and equity with people with skin of color, and so those are fantastic initiatives.”]

1 2 3 4 5 0 4 8 16 20 24 12 Week Moderate Moderate Mild Mild Minimal / trace None Skin condition treated: Melasma 1 37 We test and demonstrate our transformative research - backed results in studies and visuals Case study: Nu - Derm ® Source: “Treating Melasma With a 4% Hydroquinone Skin Care System Plus Tretinoin Cream: Results From 3 Studies in A Variety Patient Types”; Authors: Michael Gold, MD; Suzanne Bruce, MD; Pearl Grimes, MD; Barry DiBernardo, MD; JoAnne Watson, DPM; Marta Rendon, MD, FAAD & Chere Lucas - Anthony, MD, FAAD; Number of subjects who completed the study: 61; 1 A condition in which brown patches appear on the face. **P≤.01, ***P≤.001 versus baseline; 2 Data as of week 24. Note: For Important Safety Information, please see slide 53; The photos have not been retouched, results may vary. Baseline Week 4 93% of patients rated their test treatment as more effective than other medications 2 95% of patients were satisfied with the overall effectiveness of the test treatment 2 4% hydroquinone skin care system + 0.025% tretinoin cream 4% hydroquinone skin care system + 0.05% tretinoin cream 4% hydroquinone skin care system + 0.1% tretinoin cream Median grade for melasma severity

38 And we do it across all skin tones Case study: ELASTIderm ® Facial Serum Source: “Clinical Evaluation of a Facial Serum with a Novel Technology Featuring a Bi - Mineral Complex Powered by MicroFluidics on Aged Skin in Fitzpatrick Skin Types I - V”; Authors: Sylvia Barkovic, B.A.; Laurence Dryer, PhD . Number of subjects: 38. Note: The photos have not been retouched, results may vary. 13.3% increase in resiliency 94.6% subjects showed increase in resiliency 97.2% noticed their skin feels more elastic and resilient 100.0% reported their face looks firmer 91.9% subjects showed increase in laxity Week 12 Baseline Baseline Week 12

20 40 Hydration 23.1 23.1 36.5 32.7 46.2 53.8 Week 8 Week 12 Week 16 Our products outperform competitors across key attributes 39 *P<0.05 vs comparators. 15 min 30 min 1 hr 2 hr 3 hr 8 hr Hydrate Luxe ® vs competitors Instrumental assessment * Score on Grading Scale OBAGI Nu - Derm ® System vs competitors Comparative efficacy at 24 weeks Perioral fine wrinkles * Mottled hyper - pigmentation * Laxity * Periocular wrinkles * Sallowness 70 60 50 40 30 20 10 0 Pro - C 20% serum Leading competitor Pro - C 20% vs competitor Consumer preference 4.5 4.0 3.5 3.0 2.5 2.0 1.5 1.0 0.5 0.0 OBAGI Nu - Cil TM vs physician - dispensed competitor % mean improvement in clinical grading (expert grader assessment) from baseline Physician - dispensed competitor OBAGI Nu - Cil TM 0 60 20 40 0 60 Prescription Skin Therapy System Tretinoin Hydroquinone Over - the - counter (OTC) regimen Hydrate Luxe Premium retail competitor Med space competitor 1 Med space competitor 2

Prem Tripathi, MD 40 Our physician - first philosophy drives long - term productive relationships and loyalty Marketing support Nina Desai, DO Price & value - added services “OBAGI understands the financial issues that physicians face when running a practice. Given the quality of the products they manufacture, their price points are very reasonable. We appreciate their promotional incentives and can easily pass that value to our patients to encourage them to purchase.” Dr Craig Training & education Product innovation Ashish Bhatia, MD Inventory management & customer service Mark Craig, MD

(Audio transcript of video to be played at investor day) [Prem Tripathi, MD: “The support from Obagi has been really great. We have our sales reps actually do trainings for all of our staff, especially when the staff is new, and that's really pivotal to get everybody on board and understanding the science behind the skincare products that we have. The other part of it is that, everyone gets to try products for themselves and then understand how it feels. And that for my staff is huge because they're not really going to really recommend a product unless they know how it looks and feels. And if they don't like it, that's important for me to know too. So the Obagi system and the Obagi training is amazing for my practice.”] [Ashish Bhatia, MD: “I'm really excited about Obagi's first device, this Skintrinsic, because it was really designed from the bottom up to be something that complimented the science and technology in their skincare, really taking it to the next level. So this is really a true mark of a company that's innovative”] [Nina Desai, DO: “So, as far as the support is concerned, that's very big in our practice. We really depend on our companies to support us through our growth and through our clinical practice. So Obagi has been wonderful. I've been in practice for 12 years and have had Obagi in my clinic for that long. The reps, from the local reps down to the administrators, as far as the CEO, they're very responsive to the clinical practices and what we're needing from them, so I really appreciate that”] [Mark Craig, MD: “One of the things I think is in our practice with Obagi, that we get an incredible level of support, both at our representative level and higher up. We feel very confident with that. We have excellent support from them, excellent training. So our entire practice, not just our estheticians and myself are trained on Obagi.”]

Grow our core 1 Expand physician penetration 2 Expand breadth & depth of portfolio 3 Expand internationally Powered by the Waldencast Platform + Continue the strong growth of our OBAGI Medical ® business and pursue opportunities that further enhance our brand Add more 4 Capture opportunities in the device market 5 Build an accessible consumer proposition 41

What we have The leading penetration of U.S. physicians ~40% U.S. physician penetration 1 + Wider range of education and services through digitalization There is a further sizeable potential growth opportunity in our core U.S. business by increasing our physician base What we plan to do Expand our winning business model further + Deeper penetration of physicians + New opportunities in fast growing multi - specialty channel 42 1 OBAGI management estimates.

What we plan to do Drive awareness and availability + Maximize penetration of practices from 42% coverage to the majority of the OBAGI accounts + Drive awareness of superior performance directly to consumers for a virtuous pull model And a further opportunity to grow our consumer base through increased breadth of portfolio and building our key SKUs and franchises Vitamin C Serum What we have Leading performance Consumer preference study 70 60 50 40 30 20 10 0 Pro - C 20% Leading serum competitor 43

What we have A tech breakthrough with massive appeal Best Derm - Recommended Serum April 2022 44 And a further opportunity to grow our consumer base through increased breadth of portfolio and building our key SKUs and franchises OBAGI Nu - Cil TM What we plan to do A fast track to the next best - selling franchise + + Maximize penetration Drive increased in practice consumer awareness + Expand in new categories of business with OBAGI Nu - Cil TM technology 23.1 23.1 36.5 32.7 46.2 53.8 Week 8 Week 12 Week 16 Competitor OBAGI Nu - Cil TM 40 20 0 60 Franchise Best selling franchise Successful NPD 2021 OBAGI Nu - Cil TM Time in market 5 years + 1 year 5 months % physician doors 42% 19% 31% % mean improvement in clinical grading (expert grader assessment) from baseline

• $3B market 1 • High consumer focus on beauty and aesthetics • High brand awareness amongst physicians • Low level of competition • In the largest dermatologic conference in the US, the second highest international attendees came from Brazil (10.5%) 45 Expand our OBAGI Medical ® business model internationally Source: Company information, American Academy of Dermatology. 1 Euromonitor International; Beauty & Personal Care, 2022ed, retail value sales, current prices, 2021 fixed ex rates. Market size represents 2021E. Accelerate License Maintain White space • $25B market 1 • Skincare focused markets • Established network of physicians

Grow our core 1 Expand physician penetration 2 Expand breadth & depth of portfolio 3 Expand internationally Powered by the Waldencast Platform + Add more 4 Capture opportunities in the device market 5 Build an accessible consumer proposition Continue the strong growth of our OBAGI Medical ® business and pursue opportunities that further enhance our brand 46

The next frontier: introducing an additional OBAGI tool for the physicians to deliver transformative solutions for increased patient satisfaction 47

(Audio transcript of video to be played at investor day)

[A new level of medical skincare is here, introducing the SKINTRINSIQ™ system, the first device designed by the skincare experts at Obagi. The surface layer of your skin is a protected barrier against debris, germs and sun damage, but it also keeps all the skincare products you depend on to help keep your skin looking vibrant and healthy. Other skincare devices remove a surface layer of your skin to bypass this barrier and apply products. The SKINTRINSIQ™ device is different, it relies on innovative pneumatic technology, a gentle vacuum that lifts your skin to open channels and the surface layer. Through these channels, impurity can be extracted, and products infused. Every SKINTRINSIQ™ treatment begins with soothing, cleansing and toning. Next, the unique SKINTRINSIQ™ hand piece is used to extract impurities. You can add optional blue or red LED light therapy for a variety of benefits without adding to your treatment time. After extraction, your customized SKINTRINSIQ™ treatment protocol is deeply infused. No matter your skincare needs, there's a SKINTRINSIQ™ treatment that is right for you.

Products are infused evenly and thoroughly for enhanced results. Simultaneous blue or red LED light can be added to the infusion phase of your treatment as well. When your infusion is over and the SKINTRINSIQ™ hand piece is removed, the channels and the surface layer of your skin close to lock in your Obagi products. The gentle experience and noticeable results of your SKINTRINSIQ™ treatment come with no down time. Dynamic infusion helps jump start the benefits of Obagi home skincare regimen. So you'll be on your way to a radiant complexion even sooner. SKINTRINSIQ™ from Obagi, experience the next level of medical skincare.]

Maximize patient throughput while maintaining long - lasting results 1 Grow base of clinics + retail sale of products Grow number of patients Build loyalty and frequency of visit 80% of patients are either likely or extremely likely to recommend OBAGI SKINTRINSIQ TM treatment to a friend or colleague 4 73% of practices would recommend that other aesthetic practices offer OBAGI SKINTRINSIQ TM treatment 3 70 Pilot clinics as of 2021 48 Our device - first step to complementing and growing our existing product line 1 The top responses from patients describing their skin, both immediately and for up to 2 days after their Skintrinsiq Œ treatment. 2 OBAGI management estimates. 3 Company survey as of November 2021, n=15. 4 Company survey as of May 2021, n=97. “Firm” “Moisturized” “Clean” “Smooth” 30 mins 2 Treatment time in as little as “All of our clients love it. We have been able to utilize a variety of OBAGI products with the SKINTRINSIQ TM treatment protocols. The clarifying treatments have been nothing short of amazing. We love the machine and continue to find new ways to use it in our practice. Stephanie Pippin, RN Before After

49 And for consumers, we want to make our products more digitally - accessible with our partners and own DTC platform + Stronger functionalities What we plan to do Expand our winning business model further + Capitalize on offline synergies + Acquire and build loyalty with new consumers What we have Emerging eCommerce platform Launched in Q3 2021 Amplified via network of physician microsites

1. OBAGI Nu - Derm® Toner +40% revenue (over previous period) 1 2. SOMD IDR +35% revenue (over previous period) 1 What we have Cult celebrity + Amplify 3 rd party credentialling directly to consumers 50 And make consumers more aware of the potency of our formulation by stepping up our consumer messaging What we plan to do Amplify our awareness and endorsements + Build a consumer pull model (to the practice and/or online) + Strengthen our digital footprint with strategic SEO + Building greater awareness through social channels 1 Data represents change between 2/17/2022 – 3/31/2022 and 1/5/2022 – 2/16/2022; 2 Company survey as of March 2022, n=95. 96% of 700 respondents want OBAGI to share which celebrities love their products 2

Build a new consumer proposition to answer the needs of consumers currently not within our audience and channels 2 Clinical category is booming in the US and now represent 34% of US skin care sales 1 Clinical testing is one of the top 2 most important purchase drivers in skin care 3 Growth fuelled by consumer interest with 55% of skin care social conversation on clinical and still growing +3% 4 OBAGI social conversations are growing ahead of the category at +8% 51 Coming soon… Source: Independent industry report based on data from 1/1/2021 – 12/31/2021.

Grow our core 1 Expand physician penetration 2 Expand breadth & depth of portfolio 3 Expand internationally Powered by the Waldencast Platform + Continue the strong growth of our OBAGI Medical ® business and pursue opportunities that further enhance our brand 52 Add more 4 Capture opportunities in the device market 5 Build an accessible consumer proposition

53 OBAGI Nu - Derm ® important safety information Important safety information for clear, blender and sunfader (contains 4% hydroquinone) CONTRAINDICATIONS: People with prior history of sensitivity or allergic reaction to this product or any of its ingredients should not use it. The safety of topical hydroquinone use during pregnancy or in children (12 years and under) has not been established. Please see Prescribing Information for Clear, Blender, and Sunfader . ( https://www.obagi.com/api/sites/default/files/2020 - 11/NuDerm - Clear - Blender - Sunfader - PI_0.pdf ) WARNINGS: Avoid contact with eyes, nose, mouth, or lips. In case of accidental contact, patient should rinse eyes, nose, mouth, or lips with water and contact physician. Sunscreen use is an essential aspect of hydroquinone therapy because even minimal sunlight exposure sustains melanocytic activity. Contains sodium metabisulfite, a sulfite that may cause allergic - type reactions including anaphylactic symptoms and life - threatening or less severe asthmatic episodes in certain susceptible people. The overall prevalence of sulfite sensitivity in the general population is unknown and probably low. Sulfite sensitivity is seen more frequently in asthmatic than in nonasthmatic people. PRECAUTIONS (ALSO SEE WARNINGS): Treatment should be limited to relatively small areas of the body at one time since some patients experience a transient skin reddening and a mild burning sensation, which does not preclude treatment. Pregnancy Category C: Animal reproduction studies have not been conducted with topical hydroquinone. It is also not known whether hydroquinone can cause fetal harm when used topically on a pregnant woman or affect reproductive capacity. It is not known to what degree, if any, topical hydroquinone is absorbed systemically. Topical hydroquinone should be used on pregnant women only when clearly indicated. Nursing Mothers: It is not known whether topical hydroquinone is absorbed or excreted in human milk. Caution is advised when topical hydroquinone is used by a nursing mother. Pediatric Usage: Safety and effectiveness in children below the age of 12 years have not been established. Use of the product should be discontinued if hypersensitivity to any of the ingredients is noted. ADVERSE REACTIONS: Side effects have been reported with the use of hydroquinone products, including but not limited to, skin rashes, swelling and ochronosis (skin discoloration). If these effects occur, use should be discontinued or adjusted. To report SUSPECTED ADVERSE REACTIONS contact FDA at fda.gov/medwatch or call 1 - 800 - FDA1088. Important safety information for Tretinoin INDICATION: Tretinoin Cream and Gels are indicated for topical application in the treatment of acne vulgaris. Important Safety Information: For Topical Use Only CONTRAINDICATIONS: Use of the product should be discontinued if hypersensitivity to any of the ingredients is noted. Please click here for full Prescribing Information ( https://www.obagi.com/api/sites/default/files/tretinoincream - pi.pdf ). Precautions: • Exposure to sunlight, including sunlamps, should be minimized during the use of Tretinoin Cream and Gel, and patients with sunburn should be advised not to use the product until fully recovered. • Patients who have considerable sun exposure due to occupation and those with inherent sensitivity to the sun should exercise particular caution. Use of sunscreen products and protective clothing over treated areas is recommended when exposure cannot be avoided. • Weather extremes, such as wind or cold, also may be irritating to patients using tretinoin. • Tretinoin Cream and Gel should be kept away from the eyes, the mouth, angles of the nose, and mucous membranes. Topical use may induce severe local erythema and peeling at the site of application. If the degree of local irritation warrants, patients should be directed to use the medication less frequently, discontinue use temporarily, or discontinue use altogether. • Tretinoin has been reported to cause severe irritation on eczematous skin and should be used with utmost caution in patients with this condition. Pregnancy: Tretinoin should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. Adverse Reactions: The skin of certain sensitive individuals may become excessively red, edematous, blistered, or crusted. If these effects occur, treatment should be discontinued or adjusted to a level the patient can tolerate. To report SUSPECTED ADVERSE REACTIONS contact FDA at fda.gov/medwatch or call 1 - 800 - FDA - 1088.

• • •

[AUDIO TRANSCRIPT OF VIDEO TO BE PLAYED AT ANALYST DAY] A nt he m v i de o • Clean cool beauty that works • #2 clean makeup brand at Sephora USA • #Milkmakeup 137M video views • ~2M Instagram followers • Lip + cheek top 3 blush at Sephora USA • Lip + cheek 2021 +112.5% globally • Product imagery and videos of Kush mascara flashing on screen • Kush mascara - Top 5 mascara at Sephora USA • Kush mascara 2021 +70.2% globally • Hydro Grip Primer best - seller at Sephora USA • Hydro Grip Primer 2021 +68.7% globally • 2021 9 Billion PR impressions • 2021 ~200M earned media value • Milk presence in ~20 countries • Beauty for the next generation

մմմմմ մմմմմ մմմմմ մմմմմ մմմմմ

[AUDIO TRANSCRIPT OF VIDEO TO BE PLAYED AT ANALYST DAY] H y d r o G r i p E x a m p l e 1 : • [TikTok video of a woman applying multiple different Milk Makeup products with the song Woman - Doja Cat playing in the background] • TikTok handle @ommycombss H y d r o G r i p E x a m p l e 2 : • “So I’m here with Emily, she’s going to be my photographer for the day because we’re going to show you guys the best setting spray at Sephora. The best one. • Here, a random palette – I’m going to swatch it and then I’m going to put right here, some of it • And I’m going to take the Milk Makeup HydroGrip spray, shake it because it separates and then you just gotta spray and saturate the hand and then I’m gonna let it dry and I’ll show you guys how it looks • It’s still drying right now but this way you guys can see it up close • Okay so I say that this is the best setting spray because when you try to move, it does not move, it stays the same • And then if you have a face mask on, it won’t move and also like the strips the always get nasty so with this setting spray your makeup is going to be on - point” • TikTok handle @joycemattei H y d r o G r i p E x a m p l e 3 : • “Milk HydroGrip eye primer, check this out, this is very different, very unique. So I kept my eyelids nice and clean and it comes with this type of applicator which is very interesting and I’m just going to start putting it on my eyelids, we’ll see how it goes • This is very different than the eye bases I like to use, it’s clear I’m going to tap it in just to let it dry completely. I picked up some shadow on my brush and I’m going to see how it lays down when pressed • Oh wow, check how even that is. Keep pressing it on, look how saturated and even. Let’s see how smooth of a blend I can get. I don’t really understand the technology here but this enhances the pigmentation of your shadows and it’s blending smooth as f**k. This is f***ing awesome, I’m excited to use this again.” • TikTok handle @mikaylanogueira

[AUDIO TRANSCRIPT OF VIDEO TO BE PLAYED AT ANALYST DAY] R i s e M a s c a r a : • [Dramatic – Lift – Maximum length – Weightless – Volume – Next level lashes – Rise Mascara • Clean. Vegan. Cruelty - free. • Shop now at MilkMakeup.com]

(AUDIO TRANSCRIPT OF VIDEO TO BE PLAYED AT ANALYST DAY)

Spring Launch: Rise Mascara Example 1:

- Video starts by showing big bright billboards in Times Square, video cuts to a red billboard with the Milk Makeup logo followed by Rise Mascara written in big bold font
- Billboard transitions between various product imagery and videos of people using and applying mascara with interjecting full screen wording such as Dramatic lift, Maximum Length and Weightless Volume with a red background
- Video comes to a close with 3 consecutive slides displaying each of the words Next, Level, Lashes 3 times on each slide followed by Rise Mascara written in the same way followed by Shop now at Sephora and concluding with the Milk Makeup logo

Spring Launch: Rise Mascara Example 2:

- Still background image of the Milk Rise Mascara, with transitioning text in front showing customer reviews:
  - A Keeper - Dominique, DR
  - Wow - @Francesca47, NJ
  - New Fave - Courtney, CA

Spring Launch: Rise Mascara Example 3:

- Video of a woman showing the Milk Mascara packaging followed by her applying it and showing the finished look with music playing in the background

x x

(AUDIO TRANSCRIPT OF VIDEO TO BE PLAYED AT ANALYST DAY)

Excitement and impact in new markets video 1

- Fast forwarded video which shows a long line of people which wraps around the block waiting to get into a store which has multiple banners and ads of Milk Makeup on the windows and entrance

Excitement and impact in new markets video 2

- Video taken by a person walking by a large Sephora store slowly which has only Milk Makeup displays, pictures and banners which are displayed for people to see through their glass façade

Excitement and impact in new markets video 3

- Video of person going down by escalators into a large crowded Sephora store which has prominent large screens, TVs, displays and banners which are showing ads and promotional videos for Milk Makeup including promotional content for Kush Mascara, Hydro Grip, Lip + Cheek blush etc.

Excitement and impact in new markets video 4

- Fast forwarded video of a person entering a Sephora store having a long red carpet laid out with large screens, displays, posters and product kiosks and shelfs with Milk Makeup branding and products

44.6% 54.0% 40.7% 53.7% 62.7% 58.6%

Financial Overview

Adjusted EBITDA ($mm) $44 Net sales ($mm) Gross profit ($mm) financial profile

$25 $51 $40 $47 $66 Gross profit ($mm) $63 $39 $27 $23 $16 $11 financial profile Net sales ($mm) $101

$80 $131 $87 $162 $69 $104 $71 $127 $11 $27 $16 $23 $231 $189 $63 $39 $150 $168 $119 $181 $130 $226 $314 $94 $130 $90 $168 $190 $213 $25 $51 $40 $47 $66 $256 $101 $5 $17 $39 $50 $18 $24 $7 $42 ($13) ($7) ($11) ($4) ($3) $5 $75 $17 ($5) ($5) 2018A 2019A 2020A 2021A 2022E¹ 2023E¹ Adjusted EBITDA ($mm) Net sales ($mm) Gross profit ($mm) $63 4 $50 4 combined financial profile

Transaction Overview

OBAGI + Milk MAKEUP transaction summary

- Implied pro forma enterprise value of ~$1.2 billion
- Waldencast to combine substantially concurrently with OBAGI and Milk - Implies a 24.7x post-money FV / 2022E Adj. EBITDA[3] and 16.5x FV / 2023E Adj. EBITDA[3]
- Concurrent with the transaction, Waldencast has raised $105 million of committed PIPE at $10.00 per share
- Existing shareholders of OBAGI and Milk to maintain ownership of approximately 18% and 14% respectively
- OBAGI shareholders to retain OBAGI China distribution with an ongoing royalty paid to Waldencast
- Members of our sponsors investing an additional $160m of committed capital through the FPA (at the top of the range of their $130m to $160m FPA commitment), resulting in a significant ownership in the company[2]
- Third-Party investors allocating $173m of committed capital through an FPA[4]
- Assuming no redemptions, cash to sellers of $520m comprising $380m to Obagi and $140m to Milk

Pro forma enterprise value ($mm)

Obagi enterprise value	$858
Milk enterprise value	$382
Pro forma enterprise value	**$1,240**
Implied 2022E Adj. EBITDA multiple[3]	24.7x
Implied 2023E Adj. EBITDA multiple[3]	16.5x

Pro forma ownership[5]



PIPE investors 8.2%
OBAGI shareholders 17.8%
3rd party FPA 13.5%
Milk shareholders 14.3%
Founders & sponsor members (FPA + promote)[1] 19.2%[6]
SPAC public shareholders 26.9%

Note: The analysis and capital structure shown is at $10 per share and does not reflect the impact from potential warrant and option dilution, or trust redemptions; [1] Includes 16.0mm FPA shares and 8.6mm shares of founder promote; [2] Members of our sponsors have entered into forward purchase agreement to purchase 16 million units, exercising their option therein, issued and sold by the Company on a private placement basis. Each unit is comprised of one Class A ordinary share of the Company and one-third of one redeemable warrant, where each whole redeemable warrant is exercisable to purchase one Class A ordinary share at an exercise price of $11.50 per share; [3] EBITDA reflects deduction of $5mm for public company costs; [4] Sponsor is managing member of the Third-Party and therefore may be deemed beneficial owner. The Third-Party entered into forward purchase agreement to purchase 17.3 million units, exercising their option therein, issued and sold by the Company on a private placement basis in connection with the consummation of the Business Combination. Each unit is comprised of one Class A ordinary share of the Company and one-third of one redeemable warrant, where each whole redeemable warrant is exercisable to purchase one Class A ordinary share at an exercise price of $11.50 per share; [5] Reflects the pro forma ownership of Class A and Class B ordinary shares of the Company, excluding potential Class A ordinary shares from dilutive securities, following the Business Combination assuming no redemptions; [6] Includes Burwell Mountain Trust's ownership interest of 6.1%, Dynamo Master Fund's ownership interest of 10.8%, Waldencast Ventures' ownership interest of 2.2% and the Investor Directors ownership interest of 0.1%.

93

20% 24% 40% 21% 10% 10% 8% 31% 25% 19% 21% 32% PEER GROUP AVERAGE 19% 20% 24% 24% 20% 63% 15% 26% 29% 22% 28% 24% 24% 25% 20% 60% 20% 26% 30% 23% 29% 40% 12% 12% 17% 23% 58% 20% 26% 26% 24% 2021E - 2023E Revenue CAGR 2021E - 2023E Adj. EBITDA CAGR 1 BEAUTY HIGH - GROWTH CONSUMER 2022E Adj. EBITDA Margin¹ 2023E Adj. EBITDA Margin¹ Source: Historical data from company filings; projections from FactSet as of 04/22/2022 1 2022 and 2023 EBITDA reflects deduction of $5mm for public company costs Peer benchmarking ®

4.6x 3.8x 23.7x 15.8x 4.8x 5.2x 5.1x 3.5x 12.6x 5.5x 6.3x 5.8x 5.1x PEER GROUP AVERAGE 6.1x 3.9x 4.9x 4.7x 3.3x 10.0x 4.4x 5.5x 4.7x 3.9x 5.2x 24.7x 1 21.8x 20.9x 17.8x 19.9x 36.5x 24.7x 19.9x 23.1x 23.1x 16.5x 1 20.2x 19.0x 16.1x 16.6x 22.1x 21.0x 16.0x 17.2x 18.5x 2022E FV/ Revenue BEAUTY HIGH - GROWTH CONSUMER 2023E FV/ Adj. EBITDA ---- - Waldencast implied multiple at $10/share 2023E FV/ Revenue 2022E FV/ Adj. EBITDA Trading metrics for relevant peers ®

Appendix

$mm 2020 2019 Net income / (Loss) (12.9) (11.0) Interest 0.3 1.4 Taxes - - Depreciation & Amortization 1.7 2.5 Adjusted EBITDA Adjusted EBITDA reconciliation $mm Consoli - dated Carve - out Post carve - out Net income / (Loss) (9.2) (2.3) (6.8) Interest 6.3 - 6.3 Taxes (5.1) 0.0 (5.1) Depreciation & Amortization 13.4 0.4 13.1 Adjusted EBITDA Consoli - dated Carve - out Post carve - out 5.8 - 5.8 6.8 - 6.8 (1.6) - (1.6) 12.9 - 12.9 2020 2019

transaction detail Milk enterprise value $382 Net debt (cash) 2 Equity value $390 Less: promote and fees (50) Equity value to Milk owners $340 OBAGI enterprise value $858 Net debt 1 Equity value $752 Less: promote and fees (97) Equity value to OBAGI owners $655 ($mm) ($mm)